EXHIBIT 10.9.9

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 3, 2008, by and between Par Pharmaceutical, Inc., a Delaware corporation (“Par” or “Employer”), and Lawrence Kenyon (“Executive”).

R E C I T A L S :

A.

WHEREAS, Executive desires to provide services to Par in the capacity of Chief Financial Officer.

B.

WHEREAS, Executive and Employer agree and acknowledge that the Agreement set forth herein contains the terms and conditions that govern Executive’s employment.

In consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1.

Employment.

1.1

General.  Par hereby employs Executive effective December 15, 2008 (the “Effective Date”) in the capacity of Executive Vice President.  Upon resignation of Employer’s present Chief Financial Officer, Executive’s term as Executive Vice President shall terminate and Par will employ Executive in the capacity of Executive Vice President and Chief Financial Officer (“CFO”).  Executive shall perform and carry out such duties and responsibilities that are reasonably consistent with Executive’s position and responsibilities and this Agreement, and as may be assigned to him by Employer.  Executive shall report to Employer’s Chief Executive Officer.  Executive hereby accepts such employment, subject to the terms and conditions herein contained.

1.2

Time Devoted to Position.  Executive, during the Employment Term, shall devote substantially all of his business time, attention and skills to the business and affairs of Employer.

1.3

Certifications.   Once Executive becomes the CFO, whenever the CFO of Par is required by law, rule or regulation or requested by any governmental authority or by  Par’s auditors to provide certifications with respect to Par’s financial statements or filings with the Securities and Exchange Commission or any other governmental authority, Executive shall sign such certifications as may be reasonably requested by the Chief Executive Officer of Par and/or Board, with such exceptions as Executive deems necessary to make such certifications accurate and not misleading.

2.

Compensation and Benefits.

2.1

Salary.  At all times Executive is employed hereunder, Employer shall pay to Executive, and Executive shall accept, as full compensation for any and all services to be rendered by him during such period to Employer in all capacities, including, but not limited to, all services that may be rendered by him to any of Employer’s subsidiaries, entities and organizations presently existing or hereafter formed, organized or acquired, directly or indirectly, by Employer (each, a “Subsidiary” and collectively, the “Subsidiaries”), the following: (i) a Base Salary at the annual rate of $340,000 (Three Hundred and Forty Thousand Dollars); and (ii) any bonus and the benefits set forth in Sections 2.2, 2.3, and 2.4 hereof.  The Base Salary shall be payable in accordance with the regular payroll practices of Employer applicable to senior executives, less such deductions as shall be required to be withheld by applicable law and regulations.

2.2

Bonus.  Subject to Section 3.3 hereof, Executive shall be entitled to an annual bonus during the Employment Term in such amount (if any) as determined by the Board, in its sole discretion, based on such performance criteria as it deems appropriate, including, without limitation, Executive’s performance and Employer’s earnings, financial condition, rate of return on equity, and compliance with regulatory requirements.  Although this section does not guarantee any specific bonus figures, it is understood that Executive’s annual bonus target shall be equal to fifty  percent (50%) of his Base Salary.  At the time the Board determines the Executive’s eligibility for a bonus, the Board shall set forth all material terms of the bonus arrangement in a written document.  The Employer shall pay the bonus by March 1 following the end of the calendar year in which the bonus is earned.

2.3

Equity Awards.  Executive shall be entitled to participate in long-term incentive plans, including, without limitation, stock option, restricted stock, and similar equity plans of Employer as may be offered from time to time.  In connection herewith, Employer will issue Executive’s equity award in January 2009.  It is anticipated that such equity award will have economic value ranging from $700,000 (Seven Hundred Thousand Dollars) to $800,000 (Eight Hundred Thousand) (the “issued amount”).  The issued amount shall be determined by Employer in its own discretion and subject to the terms and conditions set forth in the 2004 Performance Equity Plan, Executive’s January 2009 Stock Option Agreement, and the January 2009 Award Agreement relating to such shares.

2.4

Executive Benefits.

2.4.1

Expenses.  Employer shall promptly reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses) hereunder, all in accordance with Employer’s policies with respect thereto as in effect from time to time.

2.4.2

Employer Plans.  Executive shall be entitled to participate in such employee benefit and welfare plans and programs as Employer may from time to time generally offer or provide to executive officers of Employer or its Subsidiaries, including, but not limited to, participation in life insurance, health and accident, medical plans and programs, and profit sharing and retirement plans in accordance with the terms and conditions of such plans and programs.

2.4.3

Vacation.  Executive shall be entitled to four (4) weeks of paid vacation per calendar year, prorated for any partial year.

2.4.4

Life Insurance.  Employer shall obtain (provided, that Executives qualifies on a non-rated basis) a term life insurance policy, the premiums of which shall be borne by Employer and the death benefits of which shall be payable to Executive’s estate, or as otherwise directed by Executive, in the amount of $1 million throughout the Employment Term.

2.5

Relocation Benefit.  Executive will have access to the services set forth in Par’s relocation policy.  Such benefits will be made available to Executive for up to eighteen (18) months after Executive’s first date of employment.

2.6

Signing Bonus.  On the date hereof, Employer shall pay to Executive a one-time signing bonus (the “Signing Bonus”) in the amount of $25,000 (Twenty-Five Thousand Dollars), less such deductions as shall be required to be withheld by applicable law and regulations.  In the event Executive’s employment is terminated during the first year of the Initial Term by Executive pursuant to Section 3.2.2 hereof or by Employer pursuant to Section 3.2.4 hereof, Executive shall repay to Employer the Signing Bonus, less one-twelfth (1/12) of such amount for each full thirty (30) day period during which Executive has been employed hereunder.

3.

Employment Term; Termination.

3.1

Employment Term.  Executive’s employment hereunder shall commence on the Effective Date (as defined in Section 1.1 hereof) and, except as otherwise provided in Section 3.2 hereof, shall continue until the third (3rd) anniversary of the Effective Date (the “Initial Term”).  Thereafter, this Agreement shall automatically be renewed for successive one-year periods commencing on the third (3rd) anniversary of the Effective Date (the Initial Term, together with  any such subsequent employment period(s), being referred to herein as the “Employment Term”), unless Executive or Employer shall have provided a written notice of termination in respect of its or his election not to renew the Employment Term to the other party at least thirty (30) days prior to the end of the current Employment Term.  Upon non-renewal of the Employment Term pursuant to this Section 3.1 or termination pursuant to Sections 3.2.1 through 3.2.6 inclusive, Executive shall be released from any duties hereunder (except as set forth in Sections 2.5 and 4 hereof) and the obligations of Employer to Executive shall be as set forth in Section 3.3 hereof only.

3.2

Events of Termination.  The Employment Term shall terminate upon the occurrence of any one or more of the following events:

3.2.1

Death.  In the event of Executive’s death, the Employment Term shall terminate on the date of his death.

3.2.2

Without Cause By Executive.  Executive may terminate the Employment Term at any time during such Term for any reason or no reason whatsoever by giving a written notice of termination to Employer.  The Executive’s decision not to renew the Employment Term before the end of the Term, or before the end of any renewal period in which the Executive has not attained age sixty-five (65), is a termination of the Employment Term without Cause by the Executive.  The date of termination for this Section 3.2.2 shall be thirty (30) days after the notice of termination is given.

3.2.3

Disability.  In the event of Executive’s Disability (as hereinafter defined), Employer may terminate the Employment Term by giving a written notice of termination to Executive.  The notice of termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given.  For purposes of this Agreement, “Disability” means disability, as defined in any long-term disability insurance policy provided by Employer and insuring Executive, or, in the absence of any such policy, the inability of Executive for 180 days in any twelve (12) month period to substantially perform his duties hereunder as a result of a physical or mental illness, all as determined in good faith by the Board.

3.2.4

For Cause By Employer.  Employer may terminate the Employment Term for “Cause,” based on factors determined in good faith by Employer as set forth in a notice of termination to Executive.  For purposes of this Agreement, “Cause” shall mean () Executive’s conviction of, guilty or no contest plea to, or confession of guilt of, a felony or crime involving moral turpitude; () an act or omission by Executive in connection with his employment that constitutes fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence, malfeasance, willful misconduct, or other conduct that is materially harmful or detrimental to Employer; () a material breach by Executive of this Agreement; () a continuing or other failure by Executive to perform such duties as are assigned to Executive by Employer in accordance with this Agreement, other than a failure resulting from a Disability; () Executive’s knowingly taking any action on behalf of Employer or any of its affiliates without appropriate authority to take such action; () Executive’s knowingly taking any action in conflict of interest with Employer or any of its affiliates given Executive’s position with Employer; and/or () the commission of an act of personal dishonesty by Executive in connection with Employer that involves personal profit.

3.2.5

Without Cause By Employer.  Employer may terminate the Employment Term for any reason or no reason whatsoever (other than for the reasons set forth elsewhere in this Section 3.2) by giving a notice of termination to Executive.  The Notice of Termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given or such shorter period if Employer shall pay to Executive that amount of the Base Salary amount that would have been earned between the thirty (30) day period and such shorter period in accordance with Employer’s regular payroll practices.

3.2.6

Employer’s Material Breach.  Executive may terminate the Employment Term upon Employer’s material breach of this Agreement and the continuation of such breach for more than ten (10) days after written demand for cure of such breach is given to Employer by Executive (which demand shall identify the manner in which Employer has materially breached this Agreement).  Employer’s material breach of this Agreement shall mean (i) the failure of Employer to make any payment that it is required to make hereunder to Executive when such payment is due; (ii) the assignment to Executive, without Executive’s express written consent, of duties materially inconsistent with his position and responsibilities with Employer, or a significant change in Executive’s reporting responsibilities, titles or offices; (iii) a reduction of more than 20% by Employer in Executive’s Base Salary; or (iv) a permanent reassignment of Executive's primary work location, without the consent of Executive, to a location more than seventy-five (75) miles from Employer's executive offices in Woodcliff Lake, New Jersey.

3.3

Certain Obligations of Employer Following Termination of the Employment Term.  Following termination of the Employment Term under the circumstances described below, Employer shall pay to Executive or his estate, as the case may be, the following compensation and provide the following benefits.  In addition, the Company shall pay the following compensation and provide the following benefits only if the Executive incurs a separation from service under Treas. Reg. § 1.409A-1(b) (a “Separation of Service”).  All lump-sum payments owed by Employer shall be made to Executive within forty-five (45) days of the date of termination in accordance with Employer’s regular payroll practices.  The Executive must execute within thirty (30) days after the date of termination Employer’s standard form of Release Agreement substantially in the form attached as Exhibit A hereto.

3.3.1

For Cause.  In the event that the Employment Term is terminated by Employer for Cause, Employer shall pay to Executive in a single lump-sum within thirty (30) days of the date of termination an amount equal to any unpaid but earned Base Salary through the date of termination in accordance with Employer’s regular payroll practices.  The Employer shall also pay any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of Employer.

3.3.2

Without Cause by Employer; Material Breach by Employer; Non-Renewal by Employer.  In the event that the Employment Term is terminated by Employer pursuant to Section 3.2.5 hereof or by Executive pursuant to Section 3.2.6 hereof, or is not renewed by Employer pursuant to Section 3.1 hereof, Employer shall pay Executive severance in the amount of Executive’s Base Salary in effect on the date of termination (the “Severance Amount I”).  If a termination as described in the prior sentence occurs within two (2) years after a Change of Control (as defined in Section 3.3.6(d) hereof), the Employer shall pay to Executive severance in an amount equal to the product of two (2) multiplied by the sum of Executive’s Base Salary in effect on the date of termination, and if Executive’s termination is not a result of, in whole or in part, Executive’s performance in respect of his duties hereunder, the amount of Executive’s last annual cash bonus pursuant to Section 2.2 hereof (the “Severance Amount II”).  The Employer shall pay the Severance Amount I in installments, and shall first determine the amount of each installment if the Severance Amount I were paid in equal semimonthly installments for twelve (12) months (the “Installment Payment I”) commencing on the forty-fifth (45th) day after the date of termination.  The Employer shall pay the Severance Amount II in installments, and shall first determine the amount of each installment if the Severance Amount II were paid in equal semimonthly installments for two (2) years (the “Installment Payment II”) commencing on the forty-fifth (45th) day after the date of termination.  From the forty-fifth (45th) day after the date of termination through the end of the sixth (6th) month after the date of termination, the Employer shall pay in equal semimonthly installments an amount equal to two (2) times the lesser of (a) the sum of the Executive’s annualized compensation based on the annual rate of pay for services provided to the Employer for the calendar year preceding the calendar year in which the Executive has a termination of employment (adjusted for any increase during that year that was expected to continue indefinitely if the Executive did not have a termination of employment, and (b) the maximum amount that may be taken into account under a qualified plan under Code Section 401(a)(17) for the year in which the Executive has a termination of employment (each payment, the “Initial Installment Payment”).  The amount of each Initial Installment Payment shall not exceed the amount of each Installment Payment I or

Installment Payment II, as applicable.  The excess, if any, of Installment Payment I or Installment Payment II, as applicable, over each Initial Installment Payment shall be accumulated and paid on the first (1st) day of the seventh (7th) month after the date of termination (the “Severance Delayed Payment Date”).  In addition, from the first (1st) day of the seventh (7th) month after the date of termination through the end of twelve (12) months after the forty-fifth (45th) day after the date of termination, the Employer shall pay the Installment Payments I semimonthly.  From Severance Delayed Payment Date through the end of two (2) years after the forty-fifth (45th) day after the date of termination, the Employer shall pay the Installment Payments II semimonthly.  Payment of the Severance Amount I or Severance Amount II, as applicable, is subject to Executive’s continued compliance with the terms of Section 4.  The Employer shall also pay any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of the Employer.

3.3.3

Without Cause By Executive.  In the event that the Employment Term is terminated by Executive pursuant to Section 3.2.2 hereof, Employer shall pay to Executive in a single lump-sum within forty-five (45) days of the date of termination an amount equal to any unpaid but earned Base Salary through the date of termination in accordance with Employer’s regular payroll practices.  The Employer shall also pay any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits to which Executive may be entitled under the employee benefit plans of Employer.

3.3.4

Death, Disability.  In the event that the Employment Term is terminated by reason of Executive’s death pursuant to Section 3.2.1 hereof or by Employer by reason of Executive’s Disability pursuant to Section 3.2.3 hereof, Employer shall pay to Executive, subject to, in the case of Disability, Executive’s continued compliance with Section 4 hereof, the Severance Amount I set forth in Section 3.3.2, and Executive shall retain all vested rights granted pursuant to Section 2.3.  In the case of death, the Employer shall pay the applicable Severance Amount I commencing on the thirtieth (30th) day after the Executive’s death, and otherwise in accordance with the payment provisions of Section 3.3.2 hereof without the holdback requirement.  In the case of Disability, the Employer shall pay the applicable Severance Amount in accordance with the payment provision of Section 3.3.2 hereof.  The Employer shall also pay any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits to which Executive may be entitled under the employee benefit plans of Employer.

3.3.5

Post-Employment Term Benefits.  In the event Executive is terminated pursuant to Sections 3.2.1 through 3.2.6 hereof, inclusive, or either Employer or Executive elects not to renew this Agreement pursuant to Section 3.1 hereof, Employer shall reimburse Executive for any unpaid expenses pursuant to Section 2.4.1 hereof, and Executive will have the opportunity and responsibility to elect COBRA continuation coverage pursuant to the terms of that law and will thus be responsible for the execution of the continuation of coverage forms upon termination of his insurance coverage.  Except as provided immediately below, Executive will be responsible for all COBRA premiums.  If Executive is terminated pursuant to Sections 3.2.3, 3.2.5, 3.2.6, or Employer elects not to renew this Agreement pursuant to Section 3.1, Executive shall be entitled to participate, at Employer’s expense, in all medical and health plans and programs of Employer in accordance with COBRA for a period of up to eighteen (18) months (the “Benefits Period”), subject to Executive’s continued compliance with the terms of Section 4 hereof; provided, however, that Executive’s continued participation is permissible under the terms and provisions of such plans and programs; and provided, further, that if Executive becomes entitled to equal or comparable benefits from a subsequent employer during the Benefits Period, Employer's obligations under this Section 3.3.5 shall end as of such date.  The Employer shall commence payment of COBRA premiums on the forty-fifth (45) day after the date of termination.

3.3.6

Equity Awards.

(a)

If, within twelve (12) months following a Change of Control (as defined in Section 3.3.6(d) hereof) of Employer, the Employment Term is terminated other than for Cause, then Executive (or his estate) shall have ninety (90) days from the date of termination to exercise any vested equity awards; provided, that the relevant equity award plan remains in effect and such equity awards shall not have otherwise expired in accordance with the terms thereof.  In connection therewith, Employer agrees to use commercially reasonable efforts to amend Executive’s Equity Award Agreements if necessary to effectuate the provisions of this Section 3.3.6(a).

(b)

In the event the Employment Term is terminated by Employer pursuant to Section 3.2.5 hereof and the reason for such termination is not related to the performance of Executive in his duties with respect to Employer, or by Executive pursuant to Section 3.2.6 hereof, then all equity awards theretofore granted to Executive shall thereupon vest and Executive shall have ninety (90) days from such date to exercise such options; provided, that the relevant equity award plan remains in effect and such equity awards shall not have otherwise expired in accordance with the terms thereof. In connection therewith, Employer agrees to use commercially reasonable efforts to amend Executive’s Equity Award Agreements if necessary to effectuate the provisions of this Section 3.3.6(b).

(c)

To the extent not determined by this Agreement, the terms and conditions of all equity awards, including without limitation awards of performance contingent restricted stock under the 2009 Program, shall be determined by the Executive’s Equity Award Agreements, Grant Agreements, Certificates of Performance Shares, and the terms of the plans and award documents pursuant to which the equity awards were made.

(d)

Change of Control” Defined.  A “Change of Control” of the Employer means any of the following events, unless otherwise defined in an Award Agreement or Grant Agreement:

(i)

Any individual, firm, corporation or other entity, or any group (as defined in Section 13(d)(3) of Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes, directly or indirectly, the beneficial owner (as defined in the General Rules and Regulations of the Securities and Exchange Commission with respect to Sections 13(d) and 13(g) of the Exchange Act) of more than twenty (20%) percent of the then outstanding shares entitled to vote generally in the election of directors of the Employer;

(ii)

The commencement of, or the first public announcement of the intention of any individual, firm, corporation or other entity or of any group (as defined in Section 13(d)(3) of the Exchange Act) to commence, a tender or exchange offer subject to Section 14(d)(1) of the Exchange Act for any class of the Employer’s capital stock; or

(iii)

The stockholders of the Employer approve (A) a definitive agreement for the merger or other business combination of the Employer with or into another corporation pursuant to which the stockholders of the Employer do not own, immediately after the transaction, more than fifty (50%) percent of the voting power of the corporation that survives and is a publicly owned corporation and not a subsidiary of another corporation, (B) a definitive agreement for the sale, exchange or other disposition of all or substantially all of the assets of the Employer, or (C) any plan or proposal for the liquidation or dissolution of the Employer.  Notwithstanding the foregoing provisions, a Change of Control shall not be deemed to have taken place if beneficial ownership is acquired by, or a tender or exchange offer is commenced or announced by, the Employer, any profit-sharing, employee ownership or other employee benefit plan of the Employer, any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such capacity, or any group comprised solely of such entities.

(iv)

In determining whether a Change of Control of the Employer has occurred, “Employer” means Par Pharmaceutical, Inc. or Par Pharmaceutical Companies, Inc.

4.

Confidentiality/ Non-Solicitation/Non-Compete.

4.1

“Confidential Information” Defined.  “Confidential Information” means any and all information (oral or written) relating to Employer or any Subsidiary or any person controlling, controlled by, or under common control with Employer or any Subsidiary or any of their respective activities, including, but not limited to, information relating to:  technology; research, test procedures and results; business strategies and plans; machinery and equipment; manufacturing processes; financial information; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing; and selling, servicing and information pertaining to any governmental investigation, except such information which becomes public, other than as a result of a breach of the provisions of Section 4.2 hereof.

4.2

Non-disclosure of Confidential Information.  Executive shall not at any time (other than as may be required or appropriate in connection with the performance by him of his duties hereunder), directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order).

4.3

Certain Activities.  Executive shall not, while employed by Employer and for a period of one (1) year following the date of termination:

(a)

directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor,

licensee, customer, prospective customer or supplier of Employer or any of its Subsidiaries to discontinue or alter his or its relationship with Employer or any of its Subsidiaries;

(b)

directly or indirectly provide any services (whether in the sales, marketing, public relations, finance, research, development, general office, administrative or other areas) as an employee, agent, stockholder, officer, director, consultant, advisor, investor or other representative of Employer's competitors in the generic pharmaceutical industry in any state or country in which Employer does or seeks to do business.  Employer's competitors include any entity, individual or affiliate of such company or individual that develops, sells, markets or distributes  or any other products that are the same or similar to those of Employer.

4.4

Confidential or Proprietary Information of Third Parties.  Executive shall promptly inform Employer if he is in possession of any confidential or proprietary information of a third party relating to any projects and/or products on which Employer is currently working, or plans to be in the near future, and Executive and Employer shall cooperate in taking such reasonable precautionary measures as may be appropriate to avoid any potential violation of such third party’s rights.

4.5

Injunctive Relief.  The parties hereby acknowledge and agree that (a) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 4; (b) monetary damages will not be an adequate remedy for any such breach; (c) Employer will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach without being required to post a bond; and (d) the existence of any claims that Executive may have against Employer, whether under this Agreement or otherwise, will not be a defense to the enforcement by Employer of any of its rights under this Section 4.

4.6

Non-exclusivity and Survival.  The covenants of Executive contained in this Section 4 are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any expiration or termination of the Employment Term by either party and any investigation made with respect to the breach thereof by Employer at any time.

5.

Miscellaneous Provisions.

5.1

Severability.  If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.2

Execution in Counterparts.  This Agreement may be executed in one or more counterparts, and by the two parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

5.3

Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand, overnight delivery or telecopy (with confirmed delivery), or three (3) business days after posting, when delivered by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:

If to Employer, to:

Par Pharmaceutical, Inc.

300 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Attention:

Chairman

Telecopy No.  201-802-4620

If to Executive, to:

Lawrence Kenyon

c/o Par Pharmaceutical, Inc.

300 Tice Boulevard

Woodcliff Lake, New Jersey 07677

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

5.4

Amendment.  No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by both Par and Executive.

5.5

Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof.

5.6

Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be wholly performed therein.

5.7

Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

5.8

Binding Effect; Successors and Assigns.  Executive may not delegate any of his duties or assign any of his rights hereunder.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and beneficiaries, successors and permitted assigns.  Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such transaction had taken place.

5.9

Waiver.  The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement.  No waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

5.10

Representations and Warranties.

5.10.1

Capacity.  Each of Executive and Employer hereby represents and warrants to the other that, as the case may be:  (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound or violate the law; and (c) this Agreement is his or its valid and binding obligation enforceable in accordance with its terms.

5.11

Enforcement; Jurisdiction.  If any party institutes legal action to enforce or interpret the terms and conditions of Section 4 of this Agreement, the applicable court shall award the prevailing party reasonable attorneys’ fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith, subject to the requirements of Treas. Reg. §1.409A-3(i)(1)(iv).  Subject to Section 5.12 hereof, any legal action, suit or proceeding, in equity or at law, arising out of or relating to this Agreement shall be instituted exclusively in the State or Federal courts in New Jersey and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or should be transferred, or that this Agreement or the subject matter hereof may not be enforced in or by any such court.  Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.  Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided.  Nothing herein contained shall be deemed to affect or limit the right of any party to serve process in any other manner permitted by applicable law.

5.12

Arbitration.

(a)

Any dispute under Section 3 hereof, including, but not limited to, a termination for Cause pursuant to Section 3.2.4 hereof, or in respect of the breach of this

Agreement, except Section 4 hereof shall be settled by arbitration.  The arbitration shall be accomplished in the following manner.  Either party may serve upon the other party written demand that the dispute, specifying the nature thereof, shall be submitted to arbitration.  Within ten (10) days after such demand is given in accordance with Section 5.3 hereof, each of the parties shall designate an arbitrator and provide written notice of such appointment upon the other party.  If either party fails within the specified time to appoint such arbitrator, the other party shall be entitled to appoint both arbitrators.  The two (2) arbitrators so appointed shall appoint a third arbitrator.  If the two arbitrators appointed fail to agree upon a third arbitrator within ten (10) days after their appointment, then an application may be made by either party hereto, upon written notice to the other party, to the American Arbitration Association (the “AAA”), or any successor thereto,  for the appointment of a third arbitrator, and any such appointment so made shall be binding upon both parties hereto.

(b)

The decision of the arbitrators shall be final and binding upon the parties.  The party against whom the award is rendered (the “non-prevailing party”) shall pay all fees and expenses incurred by the prevailing party in connection with the arbitration (including fees and disbursements of the prevailing party’s counsel), as well as the expenses of the arbitration proceeding, subject to the requirements of Treas. Reg. §1.409A-3(i)(1)(iv).  The arbitrators shall determine in their decision and award which of the parties is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses.  The arbitration shall be conducted, to the extent consistent with this Section 5.12, in accordance with the then prevailing rules of commercial arbitration of the AAA or its successor.  The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties, who shall have the full right to cross-examine the experts and authorities.  The arbitrators shall render their award, upon the concurrence of at least two of their number.  The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties.  In rendering an award, the arbitrators shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrators is expressly limited accordingly.  Judgment may be entered on the award of the arbitrators and may be enforced in any court of competent jurisdiction.

5.13

Specified Employee.  Notwithstanding any other provision of this Agreement, if the Executive is a specified employee under Treas. Reg. §1.409A-1 as of the date of termination, all payments to which the Executive would otherwise be entitled during the first six months following the date of termination shall be accumulated and paid on the first day of the seventh month following the date of termination, or if earlier within thirty (30) days of the Executive’s date of death following the date of termination.  This provision shall not apply to all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1(b)(4), or to the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), or to any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Code Section 409A.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

PAR PHARMACEUTICAL, INC.

By: /s/ Stephen Montalto

Name:

Stephen Montalto

Title:  Senior Vice President, Human Resources

/s/ Lawrence Kenyon

Lawrence Kenyon